UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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MYERS INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Shareholders:
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MYERS INDUSTRIES, INC.
PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
PRINCIPAL SHAREHOLDERS

1293 South Main Street — Akron, Ohio 44301

March 18, 2005
To Our Shareholders:
   You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 20, 2005, at 9:00 A.M. at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301.
   At the Annual Meeting you will asked to elect eight directors. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director.
   The proposal discussed in the proxy statement is very important to the shareholders and the Company and I hope that you will be able to attend the Annual Meeting. Whether or not you expect to attend the annual meeting in person, I urge you to execute and return the enclosed proxy card as soon as possible.

Sincerely,

Stephen E. Myers
Chairman and Chief Executive Officer

1293 South Main Street — Akron, Ohio 44301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 20, 2005

   The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation (“Myers” or the “Company”), will be held at the Louis S. Myers Training Center, 1554 South Main Street, Akron, Ohio 44301, on Wednesday, April  20, 2005 at 9:00 A.M. (local time), for the following purposes:

1.	To elect eight directors; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.
   The Board of Directors has fixed the close of business on March 4, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please complete and return the enclosed proxy card as soon as possible.

By Order of the Board of Directors,

Kevin C. O’Neil
Vice President, General Counsel
and Assistant Secretary
Akron, Ohio
March 18, 2005
THE 2004 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

MYERS INDUSTRIES, INC.

PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on April 20, 2005, at 9:00 A.M. (local time), and at any adjournment thereof. The close of business on March 4, 2005, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting. On that date Myers had outstanding approximately 34,448,226 shares of common stock, without par value (“Common Stock”), each of which is entitled to one vote. For information concerning “Principal Shareholders” of the Company, see the section headed “Principal Shareholders,” below.
   The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Annual Meeting. Shares of Common Stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even though they are signed but otherwise unmarked, or marked “Abstain,” “Against” or “Withhold Authority.” For the election of directors, if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors.
   All shares of Common Stock represented by properly executed proxies which are returned and not revoked, will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board’s nominees for director and in accordance with the proxy-holder’s best judgment as to any other matters, if any, which may be properly raised at the Annual Meeting. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Assistant Secretary of the Company, executing and delivering to the Assistant Secretary of the Company a later dated proxy reflecting contrary instructions or appearing at the Annual Meeting and taking appropriate steps to vote in person. The inspectors of election for the meeting appointed by the Board shall determine the number of votes cast by holders of Common Stock for all matters.
   The mailing address of the principal executive offices of the Company is 1293 South Main Street, Akron, Ohio 44301. This Proxy Statement, together with the related proxy card and the Company’s 2004 Annual Report to Shareholders, is being mailed to the shareholders of the Company on or about March 18, 2005.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
   The Securities and Exchange Commission (“Commission”) now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of Common Stock held through such brokerage firms. If your family has multiple accounts holding shares of Common Stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or the Company’s Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
ELECTION OF DIRECTORS
   Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and the number of shares of Common Stock beneficially owned by such director.
   The members of the Corporate Governance and Nominating Committee have recommended, and the independent members of the Board of Directors have nominated, the persons listed below as nominees for the Board of Directors, all of whom presently are directors of Myers. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.
   At this time there will be one vacancy on the Board since only eight persons have been nominated and the Board size was fixed at nine by the shareholders. A majority of the Board, pursuant to the Company’s Code of Regulations and Ohio general corporate law, could appoint an individual to the Board to fill the vacant position. Such a need could occur, as examples, in the event the Corporate Governance and Nominating Committee finds a highly qualified candidate and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve until the next Annual Shareholders meeting.
   The Board of Directors recommends the election of the following nominees:

NOMINEES FOR ELECTION AS DIRECTORS

		Principal Occupation	Shares		Percent
		for Past Five Years	Beneficially		of
Name	Age	and Other Information	Owned(1,2)		Class(1)

Keith A. Brown	53	President of Chimera Corporation, Westlake, Ohio, a management holding company; and director of US Gypsum Corporation (NYSE), Chicago, Illinois, a manufacturer of gypsum paneling products. Served as director since 1997.	78,557	(3,4)

Karl S. Hay	77	Retired; formerly Of Counsel, the law firm of Brouse McDowell, Akron, Ohio. Served as director since 1969.	18,295	(4)

Richard P. Johnston	74	Chairman of the Board of Royal Associates, Inc., Jackson Hole, Wyoming, a holding company which owns Royal Precision Inc. (formerly Nasdaq), a manufacturer of golf club shafts and grips; formerly served as Founder and Director of AGCO, Inc. (NYSE), Duluth, Georgia, a manufacturer and distributor of agricultural equipment. Served as director since 1992.	134,370	(4,5)

Michael W. Kane	53	President and Chief Executive Officer of Kane & Company, Inc., Los Angeles, California, an investment banking firm; formerly a director of Learning Tree International, Inc. (Nasdaq), Los Angeles, California, a provider of education and training to information technology professionals. Served as director since 2000.	2,612	(4)

		Principal Occupation	Shares		Percent
		for Past Five Years	Beneficially		of
Name	Age	and Other Information	Owned(1,2)		Class(1)

Edward W. Kissel	63	President and Managing Partner of Kissel Group Ltd., Akron, Ohio, a holding company with interests in property, consulting and mold manufacturing; Managing Director of Kane & Co., Los Angeles, California, an investment banking firm; director of Smithers Scientific Services, Inc., Akron, Ohio, a provider of testing services for materials; formerly President, Chief Operating Officer and director of OM Group, Inc. (NYSE), Cleveland, Ohio, a specialty chemical company; formerly Director of Weda Bay Minerals, Inc. (Toronto Stock Exchange) Toronto, Canada, a mineral exploration company; formerly, Chairman of the Supervisory Board of OMG AG & Co. KG Hanau-Wolfgang, Germany, a metals manufacturing company. Served as director since 2000.	6,976	(4,10)

Stephen E. Myers	61	Chairman and Chief Executive Officer of the Company; and director, Reko International Group, Inc. (Toronto Stock Exchange), Oldcastle, Ontario, Canada, a manufacturer of tooling and machinery. Served as director since 1972.	2,708,373	(4,6,7,8)	7.8%

Richard L. Osborne	67	Professor of Management Practice, formerly Executive Dean, Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio; director of New Horizons Worldwide, Inc. (Nasdaq), Santa Ana, California, an operator and franchiser of computer training services; director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company; and formerly director of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions. Served as director since 1978.	20,085	(4)

		Principal Occupation	Shares		Percent
		for Past Five Years	Beneficially		of
Name	Age	and Other Information	Owned(1,2)		Class(1)

Jon H. Outcalt	68	Chairman, Federal Process Corp., Cleveland, Ohio, a manufacturer and distributor of industrial products; formerly Chairman of NCS Healthcare, Inc., Beachwood, Ohio, a provider of pharmacy services to long-term care institutions; Chairman and Chief Executive Officer of Aberdeen Group, Inc., Beachwood, Ohio, an investment holding and management company; director of Ohio Savings Financial Corporation, Cleveland, Ohio, a savings and loan holding company. Served as director since 1984.	26,800	(4,9)

(1)	Number of shares beneficially owned is reported as of December 31, 2004. Unless otherwise indicated, none of the directors beneficially owns one percent or more of the outstanding shares of Common Stock.
(2)	All directors and executive officers as a group (12 persons) beneficially owned 3,574,994 shares of Common Stock on December 31, 2004. This represents approximately 10.3% of the outstanding shares of Common Stock as of that date.
(3)	Includes 49,912 shares of Common Stock held by Trilogy Inv. Inc., which are held by several trusts of which Mr. Brown is a trustee.
(4)	Includes shares which the non-employee director has a right to acquire by exercising options granted under the 1992 or 1999 Plan.
(5)	Richard P. Johnston serves as a trustee of the Johnston Family Charitable Remainder Trust #3 which holds 104,948 shares of Common Stock and the Johnston Family Living Trust which holds 18,300 shares of Common Stock.
(6)	Stephen E. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 309,011 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed to beneficially own, decrease the percentage of shares beneficially owned by him, and all officers and directors as a group, to 6.9% and 9.4%, respectively.
(7)	Includes 57,289 shares of Common Stock held by Stephen E. Myers as custodian for a certain grandchild of Louis S. Myers, 13,183 shares of Common Stock owned by Stephen E. Myers’ spouse (for which Mr. Myers disclaims beneficial ownership) and no shares of Common Stock issuable under stock options.
(8)	Mr. Myers serves as a trustee of the Semantic Foundation Inc. which holds 29,040 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed to beneficially own, decreases the percentage of shares beneficially owned by him, and all officers and directors as a group, to 7.7% and 10.2%, respectively.
(9)	Includes 13,775 shares of Common Stock held by Federal Process Corporation of which Mr. Outcalt is chairman and a director, and as such has the power to vote and invest such shares. Mr. Outcalt is a controlling shareholder of Federal Process Corporation.
(10)	Includes 4,144 shares of Common Stock held jointly with Mr. Kissel’s spouse and 220 shares of Common Stock held by Mr. Kissel’s spouse.
   There are, and during the past five years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of Myers to act in such capacity or concerning his integrity.

Committees of the Board
   The Board of Directors of Myers has three standing committees, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, whose members were appointed in April 2004 following the Annual Meeting. The Committees report on their actions as well as make recommendations to the Board of Directors.
   Audit Committee. The Audit Committee is composed of three independent directors, Keith A. Brown, Chairman and Presiding Director, Karl S. Hay, and Jon H. Outcalt. The functions of this Committee, which met seven times in 2004, are to engage and discharge the independent registered public accounting firm, approve all audit and related engagements (audit and non-audit), review the results of the audit and interim reviews, determine the independence of the registered public accounting firm, review with the registered public accounting firm the financial results of the Company prior to their public release and filing of reports with the Commission, direct and supervise special investigations and to oversee the Company’s corporate compliance program. The Committee also has oversight of the Company’s system of internal auditing functions and controls, as well as the Company’s internal control procedures. The Audit Committee regularly meets separately with management and the registered public accounting firm.
   The Board of Directors has determined that a majority of the current Audit Committee members would qualify as an “audit committee financial expert,” and that each member of the Committee is “independent” under the applicable rules. The Board, however, has determined not to name any single member of the Audit Committee as a “financial expert” since the Board does not believe such a designation is necessary either for the Audit Committee or Board’s effective performance.
   Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its executive officers and Board of Directors. The Committee has the authority to retain outside consultants regarding executive compensation and other matters, but has historically not utilized consultants. The Compensation Committee, which met five times in 2004, has as its members three independent directors, Jon H. Outcalt, Chairman and Presiding Director, Edward W. Kissel, and Richard L. Osborne.
   Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (“Governance Committee”) is responsible for, among other things, evaluating new director candidates and incumbent directors, and recommending to the independent directors of the Board of Directors, nominees to serve on the Board of Directors as well as members of the Board’s committees. The Committee, which met three times in 2004, has as its members seven independent directors, Edward W. Kissel, Chairman and Presiding Director, Keith A. Brown, Karl S. Hay, Richard P. Johnston, Michael W. Kane, Richard L. Osborne, and Jon H. Outcalt.
   The Board has adopted a policy regarding the ability of a shareholder to propose a candidate for the Board of Directors prior to the Annual Meeting. The policy is described in this Proxy Statement under “Shareholder Nominations,” below. There have been no nominees recommended by a shareholder nor has a third party been engaged to assist in the process of identifying or evaluating nominees for the Board of Directors.

   General Board and Committee Matters; Corporate Governance.
   The Board has determined that each of the following directors is “independent” and that each director has no material relationship with the Company which would impact upon their independence: Edward W. Kissel, Keith A. Brown, Karl S. Hay, Richard P. Johnston, Michael W. Kane, Richard L. Osborne, and Jon H. Outcalt. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any, under the Company’s “Board of Directors Independence Criteria” policy adopted by the Board on April 20, 2004, a copy of which is available on the Company’s website at http://www.myersind.com. The Policy follows the New York Stock Exchange (“NYSE”) rules for determining independence.
   Effective in December 2002, the Board adopted a policy requiring the non-management directors, both as to the Board and in their respective Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2004, the Board of Directors and each Committee met regularly in executive session. The non-management directors reported that in 2004 they selected Presiding Directors to preside at these meetings. Edward W. Kissel was selected as the Presiding Director for the executive sessions of the Board, and the Chair of each Committee was selected as the Presiding Director for the executive sessions of the applicable Committee.
   The Board of Directors has implemented the corporate governance initiatives required by the NYSE rules and the Sarbanes-Oxley Act of 2002. These include, among others, Corporate Governance Guidelines as well as a Code of Business Conduct and Ethics for the Company’s directors, officers and employees. The Audit Committee (on behalf of the Board and the Company) maintains procedures, including a worldwide telephone “hotline,” which allows interested persons to report any financial or other concerns anonymously as further detailed under “Shareholder Communications with the Board of Directors,” below. In 2004, the Company submitted to the NYSE an unqualified Section 12(a) certification by its chief executive officer indicating that he was not aware of any violation by the Company of the NYSE corporate governance listing standards. In addition, the Form 10-K for the period ended December 31, 2004 filled with the Commission contained the Section 302 certification by the Company’s chief executive officer and chief financial officer.
   These Corporate Governance policies and procedures are discussed in various places in this Proxy Statement. Each of the corporate governance policies, written charters of the Board Committees and related procedures of the Company and each Committee are available on the Company’s website at http://www.myersind.com or http://www.myersind.com/corporate governance.html. Copies are also available upon request to the Company’s Assistant Secretary at the Company’s address listed herein.
   There were a total of 11 regularly scheduled and special meetings of the Board of Directors in 2004. During 2004, all directors attended at least 75% of the aggregate total number of the meetings of the Board and Committees on which they served.
   In 2004, as well as for at least the six Annual Shareholder Meetings which preceded it, all of the directors attended the Company’s Annual Shareholder Meeting. Although the Company does not have a formal policy requiring directors to attend the annual meeting of shareholders, directors are encouraged to attend.
Director Compensation
   From January 2004 through June 2004, outside directors were paid a $20,000 annual retainer plus $1,000 for each Board of Directors meeting attended. Directors were also paid $1,000 for each Committee meeting attended. Effective June 24, 2004, the Board and Committee meeting fees for outside directors were increased to $1,500, except for Committee chairs, whose fees were increased to $2,000 for meetings of their Committees. Further, effective January 1, 2005, the annual retainer for Board members was increased to $25,000, except for the Audit Committee chair, who receives an annual retainer of $30,000. On February  17, 2005, the Compensation Committee awarded Keith E. Brown, Chair of the Audit Committee of the Board of Directors, an additional payment of $10,000 in recognition of the extensive time and effort expended by him in 2004 as Chair of the Audit Committee.
   Under the Company’s 1999 Stock Option Plan, each non-employee director is awarded annually on the day of the Annual Meeting, a non-qualified stock option to purchase 2,500 shares of Common Stock. The option price per share is 100 percent of the fair market value (being the closing price on the NYSE on the day of grant) of a share of Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
   Section 16(a) of the Securities Exchange Act of 1934 (“1934 Act”) requires Myers’ directors, officers and persons who own more than ten percent of its Common Stock (“Section 16 Filers”) to file reports of ownership and changes in ownership with the “Commission” and to furnish Myers with copies of all such forms they file. These reports can be viewed at the Company’s website at http://www.myersind.com, at http://www.myersind.com/section 16 reports.html, or at the Commission’s website at http://www.sec.gov. Myers understands from the information provided to it by the Section 16 Filers for 2004 that they have adhered to all filing requirements applicable to the Section 16 Filers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
   The following table contains certain information regarding aggregate compensation earned, paid or payable during 2004, 2003 and 2002, for services rendered to the Company and its subsidiaries during these fiscal years, to: (a) the chief executive officer; (b) each of the four most highly compensated executive officers who were serving as executive officers at the end of 2004; and (c) two former executive officers, who would have been among the executive officers described in (b) had they still been serving as an executive officer of the Company at the end of 2004 (collectively, the “Named Executive Officers”).
Summary Compensation

					Long-Term
	Annual Compensation				Compensation(1)

					Securities
				Other	Underlying	All
Name and				Annual	Options/SARs	Other
Principal Position	Year	Salary	Bonus(2)	Compensation(3)	Other(4)	Compensation(5)

Stephen E. Myers	2004	$350,000	$100,000	$–0–	–0–	$3,705
Chairman and Chief	2003	345,833	65,000	–0–	10,000	4,083
Executive Officer	2002	250,000	160,000	–0–	–0–	4,930

John C. Orr(6)	2004	350,000	100,000	–0–	–0–	17,092
President and Chief	2003	350,000	45,000	–0–	3,000	13,088
Operating Officer	2002	350,000	25,000	–0–	–0–	5,560

Gregory J. Stodnick	2004	250,000	145,000	–0–	–0–	4,020
Vice President-	2003	247,917	100,000	–0–	5,000	4,398
Finance	2002	200,000	145,000	–0–	–0–	5,245

Kevin C. O’Neil(7)	2004	170,000	90,000	–0–	–0–	3,608
Vice President,	2003	170,000	60,000	–0–	5,000	4,037
General Counsel and	2002	118,353	27,500	–0–	6,250	327
Asst. Secretary

Milton I. Wiskind(8)	2004	275,000	–0–	–0–	–0–	927,487
Vice Chairman and	2003	272,917	125,000	–0–	5,000	3,865
Secretary	2002	225,000	170,000	–0–	–0–	4,712

Jean-Paul Lesage(9)	2004	1,346,379	–0–	–0–	–0–	294,494
Vice President	2003	276,100	147,108	–0–	5,000	–0–
	2002	230,726	128,602	–0–	–0–	–0–

(1)	Mr. Orr is the only Named Executive Officer with restricted stock holdings (see note 5 below). No long-term incentive plan pay-outs were made in 2004.

(2)	The total amount of cash bonus awarded and accrued for the prior year, but which is determined and awarded after the close of the last fiscal year (i.e., the bonus for 2004, determined and awarded in February 2005). The bonus is then paid 50% at the time of award, with the balance paid at 25% on each of the following two years. The Committee may designate part of an award to be paid in full, which may be due to extraordinary efforts or conditions. With the exception of normal retirement, any remaining amount of bonus payable may be forfeited if the executive officer is not employed by the Company prior to the full distribution of the bonus award.

(3)	Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under Commission rules and are not included in this total.

(4)	The Company’s stock option plans generally provide for granting of incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) (collectively “Stock Options”). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee. The exercise period of ISOs may not be more than ten years from grant, while the period of NQSOs may be set by the Committee. No Stock Option may be exercised until six months after the date of grant. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii).

(5)	“All Other Compensation” for 2004 includes the following: (i) contributions to the Company’s Profit Sharing Plan on behalf of each of the Named Executive Officers, as follows: Mr. Myers, $3,378; Mr. Orr, $3,378; Mr. Stodnick, $3,378; Mr. O’Neil, $3,353; Mr. Wiskind, $3,378; and Mr. Lesage, $-0-; (ii) amounts paid by Myers for excess group life insurance, and other life insurance, as follows: Mr. Myers, $327; Mr. Orr, $957; Mr. Stodnick, $642; Mr. O’Neil, $327; Mr. Wiskind, $109; and Mr. Lesage, $-0-; (iii) amounts paid or accrued by Myers for director fees, as follows: Mr. Myers, $-0-; and Mr. Wiskind, $-0-; and (iv) amounts paid to Mr. Orr as reimbursement for long term disability premiums, $12,757. Mr. Lesage does not participate in any benefit programs offered by the Company since he was covered under the plans provided by the foreign subsidiary by which he is employed.

(6)	Mr. Orr became an officer of the Company effective February 14, 2003. At the time of initial employment (with a subsidiary of the Company), Mr. Orr was granted 60,000 shares of restricted Common Stock. The shares vest 20% per year over five years. The un-vested shares do not receive dividend payments. As of December 31, 2004, the value of the un-vested shares of restricted Common Stock held by Mr. Orr was $255,552.

(7)	Mr. O’Neil became an executive officer of the Company on April 28, 1999. He was employed by the Company full time as its General Counsel starting on June 10, 2002. Compensation listed for 2002 is for the partial year of employment.

(8)	Mr. Wiskind was employed by the Company as an executive officer through December 30, 2004. Effective February 18, 2005, Mr. Wiskind entered into a settlement agreement with the Company regarding claims made by him in December 2004. The agreement requires that he retire effective April 20, 2005 and grant the Company a two year non-competition agreement. Under the settlement agreement, the Company is to pay him $704,000 on April 20, 2005, and an additional $250,000 under a non-qualified, non-funded supplemental compensation agreement whereby as of May 1, 2005, the Company will pay him $25,000 per year for ten years. In 2004, the Company accrued the amount of $924,000 for these payments. Mr. Wiskind currently serves as a director of the Company, whose term expires on April 20, 2005.

(9)	Mr. Lesage was employed by Allibert-Buckhorn Europe, SAS, a French subsidiary of the Company (“Allibert-Buckhorn”) through November 5, 2004. Mr. Lesage became an executive officer of the Company on June 30, 2000. The amounts shown for 2002 through 2004 are converted from the euro equivalents at the average U.S. dollar exchange rate for the applicable year. The information above does not include the dollar value of any contributions made to retirement plans required by French law. Effective November 5, 2004, Mr. Lesage’s employment with Allibert-Buckhorn was terminated. Through that date, Mr. Lesage was paid a salary of $259,224 for 2004. Due to the termination, Allibert-Buckhorn was required under French rules to pay Mr. Lesage a lump sum payment of $469,495. Under a separate settlement agreement with Mr. Lesage regarding employment claims, Allibert-Buckhorn agreed to pay him $623,350; $274,274 as of November 5, 2004, and $87,269 for each of the next four years on December 31. Under a non-qualified, non-funded supplemental compensation agreement whereby starting on December 31, 2009, the Company will pay Mr. Lesage $50,000 per year for ten years. In 2004, the Company accrued the amount of $294,494 for these payments. The amounts shown for 2004 are converted from the euro equivalents at the average U.S. dollar exchange rate for 2004, being 1.2467.
   Myers has adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides certain pension benefits to a select group of management employees. In the case of an executive officer of Myers, the SERP provides an annual supplemental pension benefit equal to the lesser of (I) $50,000 or (ii) $1,667 multiplied by the participant’s “Years of Service” under the SERP. The annual supplemental pension benefit is payable for ten years commencing at retirement or age 65. Credit for Years of Service under the SERP may also be awarded to a participant at the discretion of the Compensation Committee of the Board. A SERP participant with ten Years of Service under the SERP may receive a reduced annual supplemental pension benefit commencing at any time after attainment of age 55.

   Mr. Myers, Chairman and Chief Executive Officer, does not have an agreement regarding the terms of his employment with the Company. In January 2005, the Compensation Committee increased Mr. Myers’s base salary from $350,000 to $460,000.
   Mr. Orr, President and Chief Operating Officer, has an employment agreement for five years starting in June 2000 which expires in June 2005. The agreement provides a base salary of $350,000 and certain benefits. Mr. Orr also has a change of control agreement with the Company which provides for three years of compensation and benefits in the event of a change in control of the Company and his termination of employment. The benefits under the change of control agreement are limited by Sections 280G and 4999 of the Internal Revenue Code. Mr. Orr is also subject to a three year non-compete agreement. In January 2005, the Compensation Committee amended Mr. Orr’s agreement to increase his base salary from $350,000 to $450,000.
   Mr. Stodnick, Vice President-Finance and Chief Financial Officer, does not have an agreement regarding the terms of his employment with the Company. In January 2005, the Compensation Committee increased Mr. Stodnick’s base salary from $250,000 to $320,000.
   Mr. O’Neil, Vice President, General Counsel and Assistant Secretary has a three year employment arrangement starting in June 2002 and which expires in June 2005. Per the arrangement, Mr. O’Neil’s annual base salary and bonus compensation through June 2005 was set at a minimum of $225,000 per annum. Under the arrangement, Mr. O’Neil is also entitled to receive those benefits provided to other executives of the Company. In January 2005, the Compensation Committee increased Mr. O’Neil’s base salary from $170,000 to $220,000.
   Mr. Wiskind was employed by the Company as an executive officer through December 30, 2004. Effective February 18, 2005, Mr. Wiskind entered into a settlement agreement with the Company regarding claims made by him in December 2004. The agreement requires that he retire effective April 20, 2005 and grant the Company a two year non-competition agreement. Under the agreement, the Company is to pay him $704,000 on April 20, 2005, and an additional $250,000 under a non-qualified, non-funded supplemental compensation agreement whereby as of May 1, 2005, the Company will pay him $25,000 per year for ten years. The annual payments will be paid to Mr. Wiskind’s designated beneficiary in the event he does not survive the ten-year plan period. In 2004, the Company accrued the amount of $924,000 for these payments. Mr. Wiskind currently serves as a director of the Company, whose term expires on April 20, 2005.
   In 1996, the Board adopted a supplemental compensation plan for Mr. Wiskind in recognition of his long-term service to Myers. The terms of the plan provide that upon his retirement as an employee of the Company, he will be entitled to receive an amount equal to $75,000 per year for ten years. The annual payments will be paid to Mr. Wiskind’s designated beneficiary in the event he does not survive the ten-year plan period.
   In February 1999, Mr. Lesage was employed by Allibert-Buckhorn Europe, SAS (fka Myers Europe, SA) as its president. In July 2004 Mr. Lesage was provided notice that he would be terminated effective November 5, 2004. Due to the termination, Allibert-Buckhorn was required under the applicable French rules to pay Mr. Lesage a lump sum payment of $469,495 on November 5, 2004. Allibert-Buckhorn also entered into a settlement agreement with Mr. Lesage regarding employment claims he raised against Allibert-Buckhorn. Under the settlement agree-

ment, Allibert-Buckhorn agreed to pay him $623,350; $274,274 as of November 5, 2004, and $87,269 for each of the next four years on December 31. Under the terms of his employment contract, Mr. Lesage was paid $259,224 as his salary through the effective date, but as part of the settlement, Allibert-Buckhorn released Mr. Lesage from a non-compete provision in exchange for his waiver of the payments required, being approximately $270,000.
   Mr. Lesage became an executive officer of the Company in June 2000. In November 2004 the Compensation Committee approved a supplemental compensation agreement for Mr. Lesage. The terms of the agreement provide that starting on December 31, 2009, the Company will pay him $50,000 per year for ten years. The annual payments will be paid to Mr. Lesage’s designated beneficiary in the event he does not survive the ten-year period. In 2004, the Company accrued the amount of $294,494 for this agreement.
Stock Options
   No grant of stock options were made under the Company stock plans to the Named Executive Officers in 2004.
Option Exercises and Holdings
   The following table contains information concerning the exercise of stock options under the Company’s stock option plans, and information on unexercised stock options held as of the end of the fiscal year, by the Named Executive Officers:
Aggregated Option/ SAR Exercises in Last Fiscal Year
And Fiscal Year-end Option/ SAR Values

			Number of
			Securities
			Underlying	Value of
			Unexercised	Unexercised
			Options/SARs at	In-the-Money
			Fiscal Year-End	Options at Year-End
	Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable(1)

Stephen E. Myers	9,768	$114,031	0/9,625	$0/$41,313
John C. Orr	–0–	–0–	1,320/1,980	6,336/9,504
Gregory J. Stodnick	2,792	33,442	8,250/4,812	42,020/23,702
Kevin C. O’Neil	–0–	–0–	9,666/6,050	23,158/20,240
Milton I. Wiskind	8,319	30,115	8,250/4,812	42,020/4,812
Jean-Paul Lesage	4,991	13,975	8,250/4,812	42,020/23,702

(1)	Based upon the closing price reported on the NYSE for the Common Stock on December 31, 2004.

Beneficial Ownership
   The following table sets forth certain information regarding the Named Executive Officers’ beneficial ownership of the Common Stock of the Company as of January 31, 2005:

Title of Class	Name of Officer	Number of Shares(1)	Percent of Class

Common Stock	Stephen E. Myers	2,708,373	7.82%
Common Stock	John C. Orr	53,085
Common Stock	Gregory J. Stodnick	47,283
Common Stock	Kevin C. O’Neil	13,466
Common Stock	Milton I. Wiskind	465,092	1.34
Common Stock	Jean-Paul Lesage	13,241

(1)	The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. The amount for Mr. Orr also includes the number of shares of un-vested restricted stock. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Myers, -0-; Mr. Orr, 1,320; Mr. Stodnick, 8,250; Mr. O’Neil, 9,666; Mr. Wiskind, 8,250; and Mr. Lesage, 8,250.

		(B)	(C)
	(A)		Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon		Future Issuance Under
	Exercise	Weighted-average	Equity Compensation
	of Outstanding	Exercise Price of	Plans (Excluding
	Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants or Rights	Warrants or Rights	Column (A))

Equity Compensation Plans Approved by Security Holders (1)	505,762	$8.20	2,035,947
Equity Compensation Plans Not Approved by Security Holders	–0–	–0–	–0–
Total	505,762		2,035,947

(1)	This information is as January 31, 2005 and includes the Myers Industries, Inc. 1997 and 1999 Stock Option Plans, as well as the Myers Industries, Inc. Employee Stock Purchase Plan.
Board Compensation Committee Report on Executive Compensation
   The Compensation Committee, which is composed of three independent directors, operates under a written charter adopted by the Committee and ratified by the Board of Directors. A copy of the charter is available on the Company’s website. The Committee is responsible, among other duties, for setting and administering the policies which govern executive compensation.
   The executive compensation program for the Named Executive Officers, which includes the Chief Executive Officer (“CEO”), is administered by the Compensation Committee. The Committee’s function is to review the performance of the CEO and the other Named Executive Officers in determining the amount and type of compensation to be paid and awarded, and to approve compensation adjustments and bonus awards in these areas. The Compensation Committee primarily bases its decisions on qualitative factors, exercising its discretion and using its judgment after considering those factors it deems relevant.
   The CEO’s performance and compensation are reviewed and determined annually by the Committee. For the CEO, the Committee has established an evaluation format which it uses to compile the opinions of the Committee on the CEO’s performance achieving specific goals and objectives in areas such as strategic planning, financial results (annual and long-term), and succession planning, as well as others. It also uses this format to collect the confidential opinions of the independent board members. This information is then used as the primary criteria for the annual review held by the Committee with the CEO. The Committee’s review of the CEO’s performance and determination of compensation was also based upon a number of other factors. These include the performance of the Company, comparisons to the compensation paid by companies which have one or more factors which are deemed similar to the Company (such as of similar size by sales and market value, produce and distribute like products, or are located in like geographic areas). For action taken by the Committee effective for 2005 regarding the CEO’s compensation, including the cash bonus award, the Committee increased the CEO’s compensation due to the significant increase in the obligations of his position and the complexities of the Company.
   For the Named Executive Offices other than the CEO, performance and compensation is reviewed and determined annually by the Committee. The primary factor used by the Committee is the recommendation of the CEO. The Committee’s review of performance and determination of compensation is also based upon a number of other factors. These include the performance of the Company, comparisons to the compensation paid by companies which have one or more factors which are deemed similar to the Company, such as of similar size by sales and market value, produce and distribute like products, or are located in like geographic areas. For action taken by the Committee effective for 2005 regarding the Named Executive Officers’ compensation, including the cash bonus awards, the Committee increased the Named Executive Officers’ compensation due to the significant increase in the obligations of their positions and the complexities of the Company.
   The Committee has the authority to award cash bonuses, but such awards are fully discretionary. Awards are generally based upon the relative performance of the Company as a whole and upon other qualitative measures. Cash bonus awards for the Named Executive Officers are generally determined by the Committee on or before March 1 of the following year. Unless otherwise noted, bonuses are paid 50% at the time of award, with the balance paid at 25% on each of the following two years. The Committee may designate part of an award to be paid in full, which may be due to extraordinary efforts or conditions. With the exception of normal retirement, any unpaid bonus may be forfeited if the executive officer is not employed by the Company prior to full distribution. The Company does not have a formal written plan regarding the award of cash bonuses to the CEO and Named Executive Officers.

   The Committee has reviewed the qualifying compensation regulations under Code Section 162(m) as issued by the Internal Revenue Service which provide that no federal income tax deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base for any covered U.S. employee.
   The foregoing report has been furnished by the current members of the Compensation Committee, being:

Jon H. Outcalt, Chairman and Presiding Director	Edward W. Kissel	Richard L. Osborne

Independent Registered Public Accounting Firm
   The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the books and records of the Company for the fiscal year ended December 31, 2004. Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.
   A description of the fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2003 and 2004 are set forth below. The Audit Committee (see, “Report of Audit Committee” above) reviewed the non-audit services provided by Ernst & Young LLP during the fiscal year ended December 31, 2004, and determined that the provision of such non-audit services was compatible with maintaining the accountants’ independence.

	2004	2003

Audit Fees (1)	$1,694,000	$593,500
Audit Related Fees (2)	65,000	49,400
Tax Fees (3)	107,800	577,775
Other Fees (4)	–0–	–0–

(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.

(2)	Fees for assurance and related services reasonably related to audits and reviews of benefit plans.

(3)	Professional fees for tax compliance, tax advice, and tax planning.

(4)	Fees for all other products and services.
   The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this Policy, and the fees for the services performed to date. During 2004, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the Company’s website.

Report of the Audit Committee
   The Audit Committee of the Board of Directors, which is composed of three independent directors, operates under a written charter adopted by the Audit Committee and ratified by the Board of Directors. A copy of the charter is available on the Company’s website. The Board has determined that the directors who serve on the Committee are all “independent,” that is, none of whom is an officer or employee of the Company nor do they have any material relationships with the Company which would impair their independence. Further, each is considered by the Board as satisfying the existing financial literacy standards of the NYSE.
   In October 2004 the Audit Committee approved Ernst & Young LLP’s retention as the Company’s independent registered public accounting firm to complete the audit for the 2004 fiscal year. The Committee has selected them to review the Company’s interim quarterly financial information in 2005 prior to their public release and filing with the Commission.
   Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee has met and held discussions with management of the Company. The independent registered public accounting firm had free access to the Audit Committee to discuss any matters they deem appropriate.
   In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, currently in effect, and has discussed with them the registered public accounting firm’s independence. Further, Ernst & Young has discussed with the Committee its findings related to its review of the Company’s internal control procedures as required by Section 404 of the Sarbanes-Oxley Act. All non-audit services performed by the independent registered public accounting firm must be specifically pre-approved by the Audit Committee under the Pre-Approval Policy, or by the Chairman of the Committee.
   During fiscal 2004, the Audit Committee performed all of its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for fiscal 2004 be included in its Annual Report on Form 10-K for such fiscal year.
   The foregoing report has been furnished by the current members of the Audit Committee, being:

Keith A. Brown, Chairman and Presiding Director	Jon H. Outcalt	Karl S. Hay

Performance Graph
   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Myers’ Common Stock against the cumulative return of the S&P 500 Index and the S&P SmallCap 600 Index for the period of five fiscal years commencing December 31,1999 and ended December 31, 2004.(1)

	1999	2000	2001	2002	2003	2004

Myers Industries	$100.00	$103.25	$108.84	$108.40	$125.21	$147.18
S&P 500	$100.00	$90.90	$80.10	$62.39	$80.29	$89.02
S&P SmallCap 600	$100.00	$111.80	$119.12	$101.68	$141.14	$173.11

(1)	Assumes that the value of the investment in Myers Common Stock, the S&P 500, the S&P SmallCap 600, and the Peer Group was $100 on December 31, 1999 and that all dividends were reinvested. The Company is a member of the S&P SmallCap 600 Index. The S&P SmallCap 600 Index consists of 600 domestic stocks chosen for market size, liquidity, (bid-asked spread, ownership, share turnover and number of no trade days) and industry group representation. It is a market-value weighted index (stock price times the number of shares outstanding), with each stock’s weight in the Index proportionate to its market value.

PRINCIPAL SHAREHOLDERS
   The following table describes the beneficial ownership of Common Stock of each person who was known by Myers to be the beneficial owner of more than five percent of the total shares issued and outstanding on February 14, 2005. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares and “investment power” means the power to dispose of or to direct the disposition of shares.

Name and Address	Shares and Nature of
of Beneficial Owner(1)	Beneficial Ownership	% of Class

Stephen E. Myers(2)	2,708,373	7.8%
Mary S. Myers(3)	5,355,925	15.5
Barclays Global Investors, NA (4) 45 Fremont Street, San Francisco, CA 94105	1,895,196	5.5

(1)	Unless otherwise noted, the Beneficial Owners have the same address as the principal executive offices of the Company.

(2)	Stephen E. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 309,011 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed beneficially to own such shares which, when excluded from the other shares he is deemed beneficially to own, decreases the percentage of shares beneficially owned by him to 6.9%. Stephen E. Myers serves as a trustee of the Semantic Foundation Inc. which holds 29,040 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed beneficially to own, decreases the percentage of shares beneficially owned by him to 7.7%.

(3)	Mary S. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 309,011 shares of Common Stock. By virtue of her position as trustee of the Foundation, Mrs. Myers is deemed beneficially to own such shares which, when excluded from the information above, decreases the percentage of shares held by her to 14.6%.

(4)	According to the Schedule 13G statement filed by Barclays Global Investors, NA (“Barclays”) with the Commission on February 14, 2005, Barclays or an affiliate has dispositive and/or voting power over the shares.
INCORPORATION BY REFERENCE
   The Compensation Committee Report, the Audit Committee Report (including reference to the independence of the Audit Committee members), and the stock price Performance Graph, are not deemed filed with the Commission or subject to the liabilities of Section 18 of the 1934 Act, and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the 1933 Act, or the 1934 Act, except to the extent that the Company specifically incorporates such information by reference.

SHAREHOLDER PROPOSALS
   Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of Myers for its next Annual Meeting to be held in April 2006 may be made only by a qualified shareholder and must be received by Myers no later than November 15, 2005.
   The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a shareholder intends to submit a proposal at the Company’s 2006 Annual Meeting of Shareholders which is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the 1934 Act, no later than February 1, 2006, then the proxy holders will be allowed to use their discretionary authority if a proposal is properly raised at the Company’s Annual Meeting in 2006.
   The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
   The Company’s Board of Directors provides the following methods for shareholders to send communications to a director, a Committee or to the Board:
   Written Communication. Shareholders may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, or Board Member, as the case requires), c/o Kevin C. O’Neil, General Counsel, Myers Industries, Inc., 1293 S. Main Street, Akron, Ohio 44301. The General Counsel will forward all such communications, unopened, to the Chairman of the Governance Committee. The Committee Chairman in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board or the Chairman of a particular Board Committee, the General Counsel will forward those communications, unopened, directly to the person in question.
   Toll Free Hotline. A shareholder (or any party) may contact a director, a Committee or the Board through the Audit Committee’s toll free hotline at 877-285-4145. Use of this method allows for anonymity. The hotline is available worldwide, 24 hours a day, seven days a week. Note that all reports made through the hotline are directed to the Chair of the Audit Committee, the Vice President-Finance and to the General Counsel.
SHAREHOLDER NOMINATIONS
   The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any shareholder of the Company. A shareholder wishing to recommend an individual as a nominee must follow the procedure outlined below and then send the signed letter of recommendation, to the following address: Corporate Governance and Nominating Committee, c/o Mr. Kevin C. O’Neil, General Counsel, Myers Industries, Inc.,1293 S. Main Street, Akron, Ohio 44301.

   Recommendation letters must certify that the person making the recommendation is a shareholder of the Company (including the number shares held as of the date of the recommendation), and further state the reasons for the recommendation, the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employments, occupations and civic activities for at least the past five years. Any such recommendation should be accompanied by a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. The letter must also include a signed written statement that the nominating shareholder and the candidate will make available to the Committee all information reasonably requested in furtherance of the Committee’s evaluation. The letter must be received before the close of business on or before November 15th of the year before the next annual meeting.
GENERAL
   The accompanying proxy is solicited by and on behalf of the Board of Directors of Myers, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
FORM 10-K
   The Company will mail without charge, upon written request, a copy of the Company’s Annual report on Form 10-K for the fiscal year ended December 31, 2004, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 S. Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersind.com and at the Commissions website at www.sec.gov.

PROXY
MYERS INDUSTRIES, INC.
SOLICITED BY THE BOARD OF DIRECTORS

GREGORY J. STODNICK or KEVIN C. O’NEIL, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all Common Stock of the undersigned in MYERS INDUSTRIES, INC. (“Company”) at the Annual Meeting of Shareholders of said Company to be held on April 20, 2005, and any adjournment(s) thereof with respect to the following matters:

1.	To elect the following eight Directors:

Keith A. Brown, Karl S. Hay, Richard P. Johnston, Michael W. Kane, Edward W. Kissel,

Stephen E. Myers, Richard L. Osborne, and Jon H. Outcalt

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY
☐ FOR ALL EXCEPT:

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name on the line above.)

2.	Such other business as may properly may come before the meeting or any adjournments thereof, all in accordance with the notice of this meeting and the accompanying proxy statement, receipt of which is acknowledged.

(Continued and to be signed on reverse side)

(Continued from other side)

THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

Please date, sign exactly as stenciled, and return promptly in the enclosed envelope.

Dated:	, 2005